                                EXHIBIT T3E-1.2

                        DEBTORS' HISTORICAL CONSOLIDATED
                              FINANCIAL STATEMENTS

INTERNATIONAL WIRE GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2003 AND 2002

AND FOR THE THREE YEARS ENDED

DECEMBER 31, 2003

                          INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
INTERNATIONAL WIRE GROUP, INC.
  Report of Independent Auditors .......................................     1
  Consolidated Balance Sheets as of December 31, 2003 and 2002 .........     2
  Consolidated Statements of Operations for the years ended December
    31, 2003, 2002 and 2001 ............................................     3
  Consolidated Statements of Stockholder's Deficit
    for the years ended December 31, 2003, 2002 and 2001 ...............     4
  Consolidated Statements of Cash Flows for the years ended
    December 31, 2003, 2002 and 2001 ...................................     5
  Notes to Consolidated Financial Statements ...........................     6

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and shareholder of International Wire Group, Inc.:

      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of International Wire Group, Inc. (a wholly owned subsidiary of International Wire Holding Company) and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, on March 24, 2004, the Company and all of its domestic subsidiaries voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code, and the Company is in default under certain of its debt agreements, which raises substantial doubt about the Company's ability to continue as a going concern in its present form. Management's intentions with respect to this matter are also described in Note
1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

Dallas, Texas
March 15, 2004, except for Note 1, which is as of March 24, 2004

                         INTERNATIONAL WIRE GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                               AS OF DECEMBER 31,

                                                                        2003            2002
                                                                    ------------    ------------
                                              ASSETS

Current assets:
   Cash and cash equivalents ....................................   $     25,981    $      2,546
   Accounts receivable, less allowance of $4,899 and $7,080 .....         66,130          58,690
   Inventories ..................................................         59,535          61,044
   Restricted cash ..............................................          6,632              --
   Prepaid expenses and other ...................................          9,354          10,880
                                                                    ------------    ------------
         Total current assets ...................................        167,632         133,160
   Property, plant and equipment, net ...........................        117,688         126,486
   Goodwill .....................................................         86,417          89,390
   Intangible assets, net .......................................          4,045           5,028
   Deferred financing costs, net ................................          3,935           4,800
   Restricted cash ..............................................          8,462              --
   Other assets .................................................          4,156           4,646
                                                                    ------------    ------------
         Total assets ...........................................   $    392,335    $    363,510
                                                                    ============    ============

                              LIABILITIES AND STOCKHOLDER'S DEFICIT

   Current liabilities:
   Current maturities of long-term obligations and amounts
      subject to acceleration ...................................   $    395,742    $     10,133
   Accounts payable .............................................         14,166          23,776
   Accrued and other liabilities ................................         18,930          12,313
   Accrued payroll and payroll related items ....................          2,633           3,220
   Customers' deposits ..........................................         12,443          14,416
   Accrued interest .............................................         22,367           3,003
                                                                    ------------    ------------
         Total current liabilities ..............................        466,281          66,861
   Long-term obligations, less current maturities ...............          1,393         325,388
   Other long-term liabilities ..................................         13,289          23,614
                                                                    ------------    ------------
         Total liabilities ......................................        480,963         415,863
                                                                    ------------    ------------
   Commitments and contingencies (Notes 12 and 14)
   Stockholder's deficit:
   Common stock, $.01 par value, 1,000 shares authorized,
      issued and outstanding ....................................              0               0
   Contributed capital ..........................................        243,331         236,331
   Carryover of predecessor basis ...............................        (67,762)        (67,762)
   Accumulated deficit ..........................................       (267,529)       (220,791)
   Accumulated other income (loss) ..............................          3,332            (131)
                                                                    ------------    ------------
         Total stockholder's deficit ............................        (88,628)        (52,353)
                                                                    ------------    ------------
         Total liabilities and stockholder's deficit ............   $    392,335    $    363,510
                                                                    ============    ============

         See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                        FOR THE YEARS ENDED DECEMBER 31,

                                                             2003        2002          2001
                                                          ---------    ---------    ---------
Net sales .............................................   $ 389,334    $ 402,719    $ 425,130
Operating expenses:
   Cost of goods sold .................................     317,991      320,479      349,295
   Selling, general and administrative expenses
(including non-cash compensation income of
$10,393 in 2001) ......................................      29,716       32,100       23,497
   Depreciation .......................................      21,510       24,517       27,465
   Amortization .......................................       3,628        3,128        9,010
   Goodwill impairment ................................       2,973       24,355           --
   Reorganization expense .............................       2,172           --           --
   Severance expense ..................................       1,048           --           --
   Impairment and plant closing charges ...............       2,884           --       12,855
   Gain on sale of property, plant and equipment ......          (8)         (64)        (344)
                                                          ---------    ---------    ---------
Operating income (loss) ...............................       7,420       (1,796)       3,352
Other income (expense):
   Interest expense ...................................     (42,013)     (36,520)     (35,237)
   Amortization of deferred financing costs ...........      (4,873)      (2,123)      (1,346)
   Other, net .........................................         (52)        (395)        (318)
                                                          ---------    ---------    ---------
Loss from continuing operations before income
tax provision (benefit) and cumulative effect of
change in accounting principle ........................     (39,518)     (40,834)     (33,549)
Income tax provision (benefit) ........................         291       33,960      (18,895)
                                                          ---------    ---------    ---------
Loss from continuing operations before
cumulative effect of change in accounting principle ...     (39,809)     (74,794)     (14,654)
Loss from discontinued operations, net of income
      taxes of $0, $0 and ($2,150), respectively ......      (6,929)      (4,000)      (2,850)
                                                          ---------    ---------    ---------
Loss before cumulative effect of change in
      accounting principle ............................     (46,738)     (78,794)     (17,504)
Cumulative effect of change in accounting for
goodwill, net of tax benefit of $19,408 ...............          --      (54,504)          --
                                                          ---------    ---------    ---------
            Net loss ..................................   $ (46,738)   $(133,298)   $ (17,504)
                                                          =========    =========    =========

         See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
                                 (IN THOUSANDS)

                                                                                                 ACCUMULATED
                                                                  CARRYOVER OF                      OTHER
                                        COMMON     CONTRIBUTED    PREDECESSOR    ACCUMULATED    COMPREHENSIVE
                                        STOCK         CAPITAL        BASIS          DEFICIT     INCOME (LOSS)      TOTAL
                                     ------------  ------------   ------------   ------------   ------------   ------------
Balance December 31, 2000 .........  $          0  $    246,724   $    (67,762)  $    (69,989)  $     (1,224)  $    107,749
Non-cash compensation income ......            --       (10,393)            --             --             --        (10,393)
Comprehensive income (loss):
   Net loss .......................            --            --             --        (17,504)            --        (17,504)
   Foreign currency translation
      adjustments .................            --            --             --             --         (2,271)        (2,271)
                                     ------------  ------------   ------------   ------------   ------------   ------------
Balance December 31, 2001 .........             0       236,331        (67,762)       (87,493)        (3,495)        77,581
Comprehensive income (loss):
   Net loss .......................            --            --             --       (133,298)            --       (133,298)
   Foreign currency translation
      adjustments .................            --            --             --             --          3,364          3,364
                                     ------------  ------------   ------------   ------------   ------------   ------------
Balance December 31, 2002 .........             0       236,331        (67,762)      (220,791)          (131)       (52,353)
Capital contributed ...............            --         7,000             --             --             --          7,000
Comprehensive income (loss):
   Net loss .......................            --            --             --        (46,738)            --        (46,738)
   Foreign currency translation
      adjustments .................            --            --             --             --          3,463          3,463
                                     ------------  ------------   ------------   ------------   ------------   ------------
Balance December 31, 2003 .........  $          0  $    243,331   $    (67,762)  $   (267,529)  $      3,332   $    (88,628)
                                     ============  ============   ============   ============   ============   ============

         See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                      2003         2002         2001
                                                                   ----------   ----------   ----------
Cash flows provided by (used in) operating activities:
   Net loss .....................................................  $  (46,738)  $ (133,298)  $  (17,504)
   Adjustments to reconcile net loss to net cash
         provided by (used in) operating activities:
         Depreciation ...........................................      21,510       24,517       27,465
         Amortization ...........................................       3,628        3,128        9,010
         Amortization of deferred financing costs ...............       4,873        2,123        1,346
         Provision for doubtful accounts ........................       1,832        3,658        2,183
         Gain on sale of property, plant and equipment ..........          (8)         (64)        (344)
         Impairment of property, plant and equipment ............       2,377           --        5,468
         Loss from discontinued operations ......................       6,929        4,000        2,850
         Goodwill impairment and cumulative effect of
               change in accounting for goodwill ................       2,973       78,859           --
         Non-cash compensation income ...........................          --           --      (10,393)
         Deferred income taxes ..................................          --       45,834      (16,193)
         Reversal of tax reserve ................................         (33)     (10,000)          --
         Inventory valuation adjustment .........................          --           --       10,000
         Change in assets and liabilities:
            Accounts receivable .................................      (7,473)       1,709       16,910
            Inventories .........................................       2,492       (1,992)      14,957
            Prepaid expenses and other ..........................      (1,567)      (3,551)      (4,588)
            Accounts payable ....................................     (10,356)        (278)     (18,923)
            Accrued and other liabilities .......................       4,961       (4,763)        (315)
            Accrued payroll and payroll related items ...........        (587)      (1,918)      (6,602)
            Customers' deposits .................................      (1,973)      (1,362)      (3,961)
            Accrued interest ....................................      18,389       (1,716)      (1,869)
            Other long-term liabilities .........................      (3,320)         403         (347)
                                                                   ----------   ----------   ----------
                Net cash provided by (used in) continuing
                  operations ....................................      (2,091)       5,289        9,150
         Net cash used in discontinued operations ...............      (4,820)      (5,414)      (5,220)
                                                                   ----------   ----------   ----------
                     Net cash from operating activities .........      (6,911)        (125)       3,930
                                                                   ----------   ----------   ----------
Cash flows used in investing activities:

   Capital expenditures by continuing operations ................     (13,970)     (11,505)     (25,968)
   Proceeds from sale of property, plant and equipment ..........           8          333        2,533
                                                                   ----------   ----------   ----------
                     Net cash used in investing activities ......     (13,962)     (11,172)     (23,435)
                                                                   ----------   ----------   ----------
Cash flows provided by (used in) financing activities:

   Borrowings under long-term obligations .......................      79,477        6,995           --
   Repayment under long-term obligations ........................     (16,888)      (1,484)      (2,030)
   Restricted cash ..............................................     (15,094)          --
   Financing fees and other .....................................      (4,008)          --       (2,459)
                                                                   ----------   ----------   ----------
                     Net cash from financing activities .........      43,487        5,511       (4,489)
                                                                   ----------   ----------   ----------
Effect of exchange rate changes on cash and cash
      equivalents ...............................................         821          315         (233)
                                                                   ----------   ----------   ----------
                     Net change in cash and cash equivalents ....      23,435       (5,471)     (24,227)
Cash and cash equivalents at beginning of the period ............       2,546        8,017       32,244
                                                                   ----------   ----------   ----------
Cash and cash equivalents at end of the period ..................  $   25,981   $    2,546   $    8,017
                                                                   ==========   ==========   ==========

         See accompanying notes to the consolidated financial statements

                         INTERNATIONAL WIRE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. BUSINESS ORGANIZATION AND BASIS OF PRESENTATION

      International Wire Group, Inc., a Delaware corporation (the "Company"), through its subsidiaries, is a leading manufacturer and marketer of wire products, including bare and tin-plated copper wire and insulated wire, for other wire suppliers and original equipment manufacturers. The Company's products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the appliance, automotive, electronics and data communications and general industrial/energy industries. The Company manufactures and distributes its products at 22 facilities located in the United States, Mexico, France, Italy and the Philippines.

      The Company was formed to participate in the transactions contemplated by the Acquisitions (as described below). On June 12, 1995, Wirekraft Holdings Corp. ("Wirekraft"), Omega Wire Corp. ("Omega"), International Wire Holding Company ("Holding"), the sole common stockholder of the Company, Wirekraft Acquisition Company and certain shareholders of Wirekraft and Omega entered into a series of acquisitions and mergers (the "Acquisitions") pursuant to which the Company acquired all of the common equity securities (and all securities convertible into such securities) of Wirekraft and all of the common equity securities of Omega. In accordance with EITF 88-16, "Basis in Leveraged Buy Out Transactions," the Acquisitions have been accounted for at "predecessor basis."

      Since the Company was formed in 1995, it has completed the acquisition of several entities and the related operations of those businesses. These acquisitions and related results of operations are included in the accompanying consolidated financial statements.

      In March 2000, the Company consummated the sale of its Wire Harness business to Viasystems International, Inc. ("Viasystems") for $210,798 in cash (the "Wire Harness Sale"). In connection therewith, the Company entered into an agreement to supply Viasystems' wire harness business with substantially all of their insulated wire requirements through 2003, which was a continuation of existing practice. This supply agreement has been extended through December 2005. See Note 7 for further discussion of the Wire Harness Sale.

      In August 2001, the Company furthered its international expansion with the purchase of a manufacturing facility in Durango, Mexico. This new facility, approximately 600 miles south of the U.S./Mexican border, allows the Company to expand its relationships with existing global customers in North America and seek new opportunities in Central and South America. Production and shipments to customers at this new facility began in the third quarter of 2002.

Subsequent Event  -
Filing for Voluntary Chapter 11 Reorganization and Agreement with Notes Holders to Recapitalize

      On March 24, 2004, the Company entered into a lock-up and voting agreement with a majority in principal amount of the Company's Bondholders including the members of an Ad Hoc Committee of Bondholders and its largest equity holder to effect a pre-negotiated plan of reorganization. The plan of reorganization will involve the exchange of approximately $305,000 of principal amount plus accrued interest of the Company's 11.75% and 14% Senior Subordinated Notes for 96% of the Common Stock of Reorganized International Wire and $75,000 of new 10% unsecured notes to be issued pursuant to the plan of reorganization.

      Under Chapter 11, certain claims against the debtor in existence prior to the filing of the petition for relief under federal bankruptcy laws are stayed while the debtor continues business operations as a debtor-in-possession. These claims would be considered "liabilities subject to acceleration." The primary categories of liabilities subject to compromise had the Company been a debtor-in-possession at December 31, 2003 would consist of the following:

Accrued interest........................................          $  22,367
Subordinated Notes, excluding unamortized premium.......            305,000
                                                                  ---------
Total...................................................          $ 327,367
                                                                  =========

      In order to consummate its reorganization, International Wire Group, Inc. and all of its domestic subsidiaries' filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court in the Southern District of New York ("the Filing"). The cases were consolidated and are being jointly administered under case number 04-11991 (BRL). The Company's non-U.S. subsidiaries were not part of the filing.

      The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Filing, such realization of certain assets and liquidation of certain liabilities are subject to significant uncertainty. Further, a plan of reorganization could materially change the amounts and classifications reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value or classification of assets or liabilities that might be necessary as a consequence of a plan of reorganization.

      All of the Company's pre-petition long-term debt is now in default due to the Filing. Accordingly, the accompanying consolidated balance sheet as of December 31, 2003 reflects the classification of all of the pre-petition long-term debt as current.

      On March 24, 2004, the Company entered into a debtor-in-possession financing agreement with Highbridge/Zwirn Special Opportunities Fund, L.P. and a group of senior lenders. Such financing agreement provides for $140,000 of debtor-in-possession financing consisting of a $90,000 revolving loan and a $50,000 term loan. The debtor-in-possession financing was used to repay $82,000 of Senior Secured Notes plus accrued interest, premium and fees and will provide working capital during the reorganization process.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

      Sales and related cost of goods sold are included in income when goods are shipped to customers in accordance with the delivery terms.

Inventories

      Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method. The average estimated lives utilized in calculating depreciation are as follows: building -- 25 to 40 years; building improvements -- 15 years; machinery and equipment -- 3 to 11 years; and furniture and fixtures -- 5 years. Leasehold improvements are amortized over the shorter of the term of the respective lease or the life of the respective improvement. The cost and related accumulated depreciation of assets sold, retired or otherwise disposed of are removed from the respective accounts, and any resulting gains or losses are included in the consolidated statement of operations.

Goodwill and Intangible Assets, Net

      Goodwill represents the excess of cost over the value of net assets acquired. Prior to 2002, goodwill was amortized using the straight-line method over a range of twenty to forty years. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." In accordance with SFAS No. 142, the Company has identified intangible assets with finite lives and amortized these assets over their defined lives. Intangible assets with indefinite lives, such as goodwill, are no longer being amortized but are reviewed at least annually for impairment as required under SFAS No. 142 using a fair-value-based test.

Impairment of Long-lived Assets

      The Company has periodically assessed the recoverability of long-lived assets (including intangible assets) based on its current and anticipated future undiscounted cash flows. In addition, the Company's policy for the recognition and measurement of any impairment of long-lived assets has been to assess the current and anticipated future cash flows associated with the impaired asset. An impairment occurs when the cash flows (excluding interest) do not exceed the carrying amount of the asset. The amount of the impairment loss is the difference between the carrying amount of the asset and its estimated fair value.

      On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment of Disposal of Long-lived Assets" as described herein. In accordance with SFAS No. 144, goodwill is no longer being allocated to long-lived assets to be tested for impairment, and a probability-weighted cash flow estimation approach is used when situations occur in which alternative courses of action to recover the carrying amount of long-lived assets are under consideration or a range is estimated for the amount of possible future cash flows. The adoption of this statement did not have an impact on the Company's consolidated financial position.

Deferred Financing Costs

      Deferred financing costs, consisting of fees and other expenses associated with debt financing are amortized over the term of the related debt using the straight-line method, which approximates the effective interest method.

Deferred Income Taxes

      The Company accounts for certain items of income and expense in different periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

Non-cash Compensation Expense (Income)

      The Company records non-cash compensation which reflects the difference between the cost of Holding's Class A common stock, which can be converted into shares of Holding common stock at a variable rate, and the value of the common shares at the time of the valuation. Contributed capital is increased for non-cash compensation expense and decreased for non-cash compensation income.

Foreign Currency Translation

      The Company has operations in Mexico, France, Italy and the Philippines. Local currencies are the functional currency for the Company's foreign subsidiaries located in France and Italy. Accordingly, assets and liabilities of these foreign subsidiaries are translated at the rates of exchange in effect at the balance sheet date. Income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resultant translation gains and losses are reported in other comprehensive income/loss.

      The U.S. dollar is the functional currency for the operations in Mexico and the Philippines. All gains and losses from remeasurement and transactions are determined using a combination of current and historical rates and are included in net loss.

      Exchange gains and losses arising from transactions in currencies other than the functional currency of the subsidiary involved are included in income. To date, the effect of such amounts on net loss has not been material.

Fair Value of Financial Instruments

      The Company's financial instruments, excluding the Senior Subordinated Notes (as hereinafter defined) are carried at face amounts. The Company has estimated the fair market value of its $305,000 of Senior Subordinated Notes using current market data. The fair market value of the Senior Subordinated Notes was approximately $187,575 and $184,525 at December 31, 2003 and 2002, respectively.

Estimates and Assumptions

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock Option Plans

      As allowed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized as options are issued at exercise prices equal to the market value at date of grant. There may be compensation expense in future periods to the extent that the fair value of the stock exceeds the exercise price of the Performance Options as discussed more fully in Note 11. Had compensation cost for the respective option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss would approximate the following:

                                                                                            2003        2002       2001
                                                                                            ----        ----       ----
PRO FORMA NET LOSS:
Reported net loss...............................................................         $(46,738)   $(133,298)  $(17,504)
Add: Stock-based employee compensation expense
  included in reported income, net of related tax effects.......................               --           --         --
Less: Total stock-based employee compensation
  expense determined under fair value based methods for
  all awards, net of related tax effects........................................             (207)        (126)      (239)
                                                                                         --------    ---------   --------
Pro forma net loss..............................................................         $(46,945)   $(133,424)  $(17,743)
                                                                                         ========    =========   ========

Statement of Cash Flows

      For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Interest paid for the years ended December 31, 2003, 2002 and 2001, was $23,625, $38,239 and $37,106,
respectively. Net
taxes paid (refunded) for the years ended December 31, 2003, 2002 and 2001 were $187, $(1,680) and ($3,816), respectively.

      In 2001, the Company recorded capital lease obligations of $2,274 for property, plant and equipment.

Significant Customers

      The Company had sales to one customer in 2003 that exceeded 10% of consolidated net sales from continuing operations. Sales to this customer represented 12% of net sales in 2003. For the years ended December 31, 2002 and 2001, the Company had one customer, different from above, that exceeded 10% of consolidated net sales. Sales to this customer represented 11% and 12% of net sales for each year, respectively.

Change in Accounting Principle

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill is no longer amortized and the rules for measuring goodwill impairment use a fair-value-based test. Under the new rules, the fair value of each of the Company's reporting units with assigned goodwill must be calculated using either market comparables or a discounted cash flow approach, or a combination thereof. Once the fair value of the reporting unit has been determined, the fair value of net assets, including intangibles, of that reporting unit must be compared to the total market value derived in the first step to determine impairment.

      The Company adopted SFAS No. 142 as of January 1, 2002. Accordingly, the Company has stopped the amortization of goodwill effective January 1, 2002.

      In completing the transitional impairment test required under SFAS No. 142, the Company determined the estimated fair value of its various reporting units and compared that amount to their respective carrying values. Based on this calculation, the Company determined that an impairment existed primarily related to insulated wire operations obtained through the acquisition of Wirekraft Industries, Inc. in 1992 and the acquisition of a group of affiliated companies collectively referred to as Dekko Wire Technology Group in 1996. To determine the amount of the impairment, the Company calculated the "implied fair value" of goodwill for each impaired reporting unit in the same manner as the amount of goodwill recognized in a business combination is determined. The Company then recognized an impairment charge to write-off goodwill in the amount of $54,504, net of tax benefit of $19,408 in the first quarter of 2002, representing the excess carrying amount of goodwill over the "implied fair value" of goodwill for the impaired reporting units. Additional impairments were recorded in the fourth quarters of 2003 and 2002 of $2,973 and $24,355, respectively, as a result of a further decline in the fair value of these reporting units as well as the European operations in 2003. The impairment losses are recognized in the consolidated statement of operations under the captions "goodwill impairment" and "cumulative effect of change in accounting for goodwill".

      Had amortization of goodwill and intangible assets been accounted for as prescribed under SFAS No. 142 for all periods reported, the Company's 2001 net loss before change in accounting principle would have been as follows:

                                           2001
                                           ----
As reported.....................        $ (17,504)
Pro forma.......................        $ (12,494)

Recently Issued Accounting Standards

      In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," ("VIEs"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities, and results of operating activities must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. Certain VIEs that are qualifying special purpose entities ("QSPEs") subject to the reporting requirements of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," will not be required to be consolidated under the provisions of FIN 46. The consolidation provisions of FIN 46 apply to VIEs created or entered into after January 31, 2003, and for pre-existing VIEs in the first reporting period beginning after June 15, 2003. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. In addition, FIN 46 expands the disclosure requirements for the beneficiary of a significant or a majority of the variable interests to provide information regarding the nature, purpose and financial characteristics of the entities. Since the Company has no such VIEs, the adoption of this statement did not impact the Company's consolidated financial position and results of operations.

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement requires that costs associated with exit or disposal activities must be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. Such costs include lease termination costs and certain employee severance costs associated with a restructuring, discontinued operation or other exit or disposal activity. This statement is effective for the Company's exit or disposal activities initiated after December 31, 2002 and the provisions of this statement are incorporated herein.

      In April of 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 clarifies the definition of a derivative and amends the implementation guidance of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. The provisions of SFAS No. 149, which amend implementation guidance of SFAS No. 133, are effective for fiscal quarters that began prior to June 15, 2003. The adoption of this statement did not have an effect on the Company's consolidated financial position and results of operations.

      On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 represents the first phase of the FASB's project on liabilities and equity and requires financial instruments that meet the definitions in the statement to be classified as liabilities. SFAS 150 requires that mandatorily redeemable preferred stock be classified and accounted for as a liability. However, it excludes from its scope convertible instruments, which will be addressed in the second phase of the FASB project. SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003. Since the Company has no such financial instruments, the adoption of this statement did not have an effect on the Company's consolidated financial position and results of operations.

3. INVENTORIES

      The composition of inventories is as follows:

                                       DECEMBER 31,
                                ------------------------
                                  2003            2002
                                  ----            ----
Raw materials................   $ 15,654        $ 15,051
Work-in process..............     18,887          22,561
Finished goods...............     24,994          23,432
                                --------        --------
    Total inventories........   $ 59,535        $ 61,044
                                ========        ========

      The current cost of inventories at December 31, 2003 and 2002 approximated the carrying cost.

4. PROPERTY, PLANT AND EQUIPMENT

      The composition of property, plant and equipment is as follows:

                                                                          DECEMBER 31,
                                                                   -----------------------
                                                                      2003          2002
                                                                   ---------     ---------
Land ..........................................................    $   4,720     $   4,720
Buildings and improvements ....................................       61,470        62,950
Machinery and equipment.. .....................................      239,937       244,797
Construction in progress ......................................       10,234         9,664
                                                                   ---------     ---------
                                                                     316,361       322,131
Less: accumulated depreciation.................................     (198,673)     (195,645)
                                                                   ---------     ---------
                                                                   $ 117,688     $ 126,486
                                                                   =========     =========

5. GOODWILL AND INTANGIBLE ASSETS, NET

      The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 are as follows:

                                              2003              2002
                                              ----              ----
Balance, beginning of period.............   $ 89,390         $ 187,657
Change in accounting for goodwill........         --           (73,912)
Impairment loss..........................     (2,973)          (24,355)
                                            --------         ---------
Balance, end of period...................   $ 86,417         $  89,390
                                            ========         =========

      The components of intangible assets for the years ended December 31, 2003 and 2002 are as follows:

                                                           AS OF DECEMBER 31, 2003                  AS OF DECEMBER 31, 2002
                                                   --------------------------------------      ----------------------------------
                                                    GROSS                                        GROSS
                                                   CARRYING        ACCUMULATED                 CARRYING     ACCUMULATED
                                                    AMOUNT        AMORTIZATION      NET         AMOUNT      AMORTIZATION    NET
                                                    ------        ------------      ---         ------      ------------    ---
Amortized intangible assets:
    Hicks, Muse..............................        $ 2,547        $ (1,730)     $   817      $ 2,547        $ (1,154)    $ 1,39
    Leases...................................          6,489          (3,261)       3,228        6,489          (2,854)      3,63
                                                     -------        --------      -------      -------        --------     ------
Total intangible assets......................        $ 9,036        $ (4,991)     $ 4,045      $ 9,036        $ (4,008)    $ 5,02
                                                     =======        ========      =======      =======        ========     ======

AGGREGATE AMORTIZATION EXPENSE:

                                                                                    2003          2002            2001
                                                                                    ----          ----           -----
For the year ended December 31,                                                     $ 984        $ 984           $ 984

      Amortization expense for the net carrying amount of intangible assets at December 31, 2003 is estimated to be $984 in 2004, $648 in 2005 and $408 in 2006, 2007 and 2008.

6. FINANCING COSTS

      In 2003, the Company incurred deferred financing costs of $3,084 in connection with the issuance of 10.375% Senior Secured Notes under an indenture dated May 30, 2003. The Company incurred additional deferred fees of $924 in connection with agreements in place prior to 2003. With the proceeds from the 10.375% Senior Secured Notes, the Company repaid the outstanding balance of the credit agreement then in place and wrote-off $2,141 of remaining deferred financing costs associated with the agreement. Accumulated amortization aggregated $21,712 and $18,980 at December 31, 2003 and 2002, respectively.

7. RELATED PARTY TRANSACTIONS AND DISCONTINUED OPERATIONS

      On March 29, 2000, the Company consummated the sale of its Wire Harness business to Viasystems for $210,798 in cash. At the time of the sale, the Company and Viasystems were commonly controlled by affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"). As such, the Company has accounted for the Wire Harness Sale on a basis consistent with the accounting for a transfer of assets between commonly owned entities. The Company recorded an addition to contributed capital related to the transaction of $121,713, which represented the excess of the proceeds over the net book value of the assets disposed plus the related expenses of $1,500, and estimated taxes of $7,000. In 2003, the Company recorded $7,000 to contributed capital, which represents the reversal of the estimated taxes recorded at the date of the sale. The results of operations of the Wire Harness business are shown as discontinued operations for all periods presented.

      The purchase price was determined by senior management of both companies. In addition, each of the boards of directors received opinions from nationally recognized financial advisors that the purchase price was fair, from a financial point of view, to each of the respective parties.

      In connection with the Wire Harness Sale, the Company entered into an agreement to supply Viasystems' wire harness business with substantially all of their insulated wire requirements through March 2003, which was a continuation of existing practice. This supply agreement has been extended through December 2005. For the years ended December 31, 2003, 2002 and 2001, the Company had sales to Viasystems' wire harness business of $34,077, $34,518 and $34,467, respectively. The Company had outstanding accounts receivable from Viasystems related to those sales of $10,938 and $6,990 at December 31, 2003 and 2002, respectively.

      The Company recorded charges to loss from discontinued operations during 2003, 2002 and 2001 of $6,929 net of $0 income tax benefit, $4,000 net of $0 income tax benefit and $2,850 net of $2,150 income tax benefit, respectively, related to the Wire Harness Product Liability Claims, as described in Note 14. As of December 31, 2003 and 2002, the reserve for the Company's indemnification liability related to the Wire Harness Product Liability Claims was $5,994 and $4,945, respectively. The Company believes that final resolution of the remaining matters will not have a material adverse effect on the Company and that adequate amounts of reserves have been established.

      In connection with the Acquisitions and the related financing, the Company entered into a Monitoring and Oversight Agreement, as amended ("Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of the Company. The Agreement provides that the Company shall pay Hicks Muse Partners an annual fee of $500, for ten years for monitoring and oversight services adjusted annually at the end of each fiscal year to an amount equal to 0.1% of the consolidated net sales of the Company, but in no event less than $500 annually. The expense related to the Agreement totaled $500 for each of the years ended 2003, 2002 and 2001.

      In September 2002, the Company began selling a portion of its production scrap to Prime Materials Recovery, Inc. ("Prime"). Prime is a closely held company and its major shareholder, chairman and director is President and Chief Operating Officer of the Company. In addition, the Vice-President of Finance of the Company holds a minority ownership interest and is a director. Sales to Prime for the years ended December 31, 2003 and 2002 were $11,196 and $2,070, respectively. The Company had outstanding accounts receivable from Prime related to those sales of $143 and $72 at December 31, 2003 and 2002, respectively. Sales to Prime were made at arms-length prices and terms comparable to those of other companies in the industry.

      In July 2001, James N. Mills resigned as Chief Executive Officer of Holding and the Company and remained on the board of directors through February 2002. In August 2001, the Company sold certain corporate assets to Mr. Mills for $1,150. Prior to the sale of the assets, the Company obtained an independent appraisal of the assets which supported the sales price. The assets had a carrying value of $1,001, and the Company recorded a gain on the sale of property, plant and equipment in the amount of $149 related to the transaction.

8. LONG-TERM OBLIGATIONS

      The composition of long-term obligations at December 31, 2003 and 2002 is as follows:

                                                      2003           2002
                                                      ----           ----
Second Amended and Restated Credit Agreement ....   $      --    $   6,995
10.375% Senior Secured Notes ....................      82,000           --
10.375% Senior Secured Notes Discount ...........      (2,234)          --
11.75% Senior Subordinated Notes ................     150,000      150,000
11.75% Series B Senior Subordinated Notes .......     150,000      150,000
11.75% Series B Senior Subordinated Notes Premium       3,158        5,129
14% Senior Subordinated Notes ...................       5,000        5,000
Industrial revenue bonds ........................       6,500       15,500
Other ...........................................       2,711        2,897
                                                    ---------    ---------
                                                      397,135      335,521
Less, current maturities ........................     395,742       10,133
                                                    ---------    ---------
                                                    $   1,393    $ 325,388
                                                    =========    =========

      All of the Company's pre-petition long-term debt is now in default due to the Filing as described in Note 1. Accordingly, all of the long-term debt reflects the classification as current.

Senior Secured Notes and Industrial Revenue Bonds

      The Company issued $82,000 principal amount of 10.375% Senior Secured Notes (the "Senior Secured Notes") due February 28, 2005 at a price of 96.061% under an indenture dated May 30, 2003. Net proceeds from the issuance of approximately $75,235, after deducting discounts and expenses, were used: (i) to repay in full the obligations under, and terminate, the Company's senior secured credit facility; (ii) to cash collateralize certain of the Company's letters of credit, including the letters of credit that were issued under the Company's senior secured credit facility and the letters of credit collateralizing two industrial revenue bonds related to the Company's acquisition of Camden Wire Co., Inc. in 1997; (iii) to pay interest on the Company's Senior Subordinated Notes and other indebtedness; and (iv) for general corporate purposes, including working capital.

      The Company's obligations under the Senior Secured Notes are guaranteed on a senior secured basis by International Wire Holding Company, the Company's parent, and by all of the Company's domestic restricted subsidiaries. The Senior Secured Notes and the guarantees are secured by first priority mortgages and liens on substantially all of the Company's and the guarantors' existing and future domestic property and assets and a portion of the stock of the foreign subsidiaries. The Senior Secured Notes bear interest at a rate of 10.375% per annum, requiring a semi-annual interest payment on May 15 and November 15 of each year. Pursuant to the terms of the indenture under which the Senior Secured Notes were issued, the Company's ability to incur additional indebtedness, pay dividends, repurchase or redeem capital stock, make investments, create liens or enter into sale and leaseback transactions, dispose of assets, enter into transactions with affiliates, and to merge or consolidate with or into other persons is limited.

      Pursuant to a registration rights agreement entered into in connection with this issuance of the Senior Secured Notes, the Company may elect, but is not obligated, to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement in respect of the Senior Secured Notes. If the Company does not consummate an offer to exchange the Senior Secured Notes for substantially identical debt securities registered under the Securities Exchange Act of 1934 by May 30, 2004 or fails to comply with certain other provisions of the registration rights agreement, the Company has agreed to pay additional interest to the holders of the Senior Secured Notes.

      In July 2003, the trustees of an Industrial Revenue Bond ("IRB") drew on a letter of credit in the amount of $9,000 to refund the related IRB. As a result, the Company's restricted cash balance, a portion of which had been used to cash collateralize the letter of credit, was reduced by $9,004. As of December 31, 2003 the Company has a restricted cash balance of $15,094 which is being used to cash collateralize $8,144 of letters of credit that were issued to various insurance companies for workers' compensation programs and a $6,595 letter of credit that was issued to certain trustees in respect of one issuance of an IRB. The Company has notified the trustees in respect of the IRB that the Company will not renew the current letter of credit of $6,595 which expires in February 2004. As a result, pursuant to the terms of the IRB, the trustees will draw on the letter of credit and use such proceeds to refund the IRB. Accordingly, the IRB of $6,500 and the related restricted cash balance of $6,632 has been classified as a current maturity of long-term obligations and a current asset, respectively.

Senior Subordinated Notes and Series B Senior Subordinated Notes

      The 11.75% Senior Subordinated Notes due 2005, the Series B 11.75% Senior Subordinated Notes and the 14% Senior Subordinated Notes (collectively, the "Senior Subordinated Notes") were issued under similar indentures (the "Indentures") dated June 12, 1995, June 17, 1997 and February 12, 1997, respectively. The Senior Subordinated Notes represent unsecured general obligations of the Company and are subordinated to all Senior Debt (as defined in the Indentures) of the Company.

      The Senior Subordinated Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured, senior subordinated basis by each subsidiary of the Company (the "Guarantor Subsidiaries") other than the Company's foreign subsidiaries, (which include IWG-Philippines, Inc., IWG International, Inc., Italtrecce-Societa Italiana Trecce & Affini S.r.l., International Wire SAS, International Wire Group SAS, Tresse Metallique J. Forissier, S.A., Cablerie E. Charbonnet, S.A., IWG Services Co., S de RL de CV, IWG Durango, S de RL de CV (the "Non-Guarantor Subsidiaries")). Each of the Guarantor Subsidiaries and Non-Guarantor Subsidiaries is wholly owned by the Company.

      The Senior Subordinated Notes mature on June 1, 2005. Interest on the Senior Subordinated Notes is payable semi-annually on each June 1 and December
1. The Senior Subordinated Notes bear interest at the rates of 11.75% and 14% per annum. The Senior Subordinated Notes are redeemable, at the Company's option, at the redemption price of 100% of the principal amount of such Notes with accrued interest.

      The Senior Subordinated Notes restrict, among other things, the incurrence of additional indebtedness by the Company, the payment of dividends and other distributions in respect of the Company's capital stock, the payment of dividends and other distributions by the Company's subsidiaries, the creation of liens on the properties and the assets of the Company to secure certain subordinated debt and certain mergers, sales of assets and transactions with affiliates.

      On December 1, 2003, the Company announced that an Ad Hoc Committee of Bondholders holding its 11.75% Senior Subordinated Notes and 14% Senior Subordinated Notes had been formed. In addition, the Company decided to forego paying interest due on December 1, 2003 on the Senior Subordinated Notes.

9. INCOME TAXES

      The Company accounts for income taxes in accordance with the provisions of SFAS No. 109. The provision (benefit) for income taxes is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                       --------------------------------
                                                         2003        2002        2001
                                                         ----        ----        ----
Current:
    Federal.........................................   $     --    $(12,168)   $ (3,124)
    State...........................................        291         193         392
    Foreign.........................................         --         101          30
                                                       --------    --------    --------
                                                            291     (11,874)     (2,702)
                                                       --------    --------    --------
Deferred:
    Federal.........................................         --      39,607     (13,198)
    State...........................................         --       6,928      (2,954)
    Foreign.........................................         --        (701)        (41)
                                                       --------    --------    --------
                                                             --      45,834     (16,193)
                                                       --------    --------    --------
       Income tax provision (benefit) for continuing
           operations...............................        291      33,960     (18,895)
Tax expense (benefit) on discontinued
       operations...................................         --          --      (2,150)
Tax benefit on change in accounting principle.......         --     (19,408)         --
                                                       --------    --------    --------
              Total provision (benefit).............   $    291    $ 14,552    $(21,045)
                                                       ========    ========    ========

      The components of loss from continuing operations before income taxes and cumulative effect of change in accounting principle were as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
                                                         2003        2002         2001
                                                       --------    --------    ---------
Domestic.......................................        $(42,749)   $(41,828)   $(37,844)
Foreign........................................           3,231         994       4,295
                                                       --------    --------    --------
Loss from continuing operations before income
  taxes provision (benefit) and cumulative effect
  of change in accounting principle ...........        $(39,518)   $(40,834)   $(33,549)
                                                       ========    ========    ========

Reconciliation between the statutory income tax rate and effective tax rate is summarized below:

                                                            YEAR ENDED DECEMBER 31,
                                                       ---------------------------------
                                                          2003        2002       2001
                                                          ----        ----       ----
U.S. Federal statutory rate at 35%..........           $(13,831)   $(14,292)   $(11,742)
State taxes, net of federal effect..........             (2,119)     (1,784)     (1,665)
Foreign taxes...............................             (1,764)     (1,747)     (1,001)
Nondeductible expenses......................                 37          56          52
Nondeductible amortization of intangibles...                 --       3,482       1,407
Nondeductible compensation income ..........                 --          --      (3,638)
Change in valuation allowance...............             18,504      58,872          --
Reversal of reserve for tax contingencies no
 longer required............................                 --     (10,000)         --
Other.......................................               (536)       (627)     (2,308)
                                                       --------    --------    --------
                                                       $    291    $ 33,960    $(18,895)
                                                       ========    ========    ========

      The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                            YEAR ENDED DECEMBER 31,
                                            -----------------------
                                              2003          2002
                                            --------      --------
Deferred tax assets:
 Accounts receivable reserves .........     $  1,844      $  3,024
 Inventories ..........................        6,403         5,637
 Depreciation and amortization ........       11,127        12,115
 Accrued liabilities not yet
  deductible ..........................        6,024         2,959
 Net operating loss carryforward ......       52,990        33,361
 AMT credit carryforward ..............           --            --
 Postretirement benefits ..............        3,068         3,068
 Capital loss .........................           --            --
 Other ................................          299           315
                                            --------      --------
                                              81,755        60,479
 Valuation allowance ..................      (81,755)      (60,479)
                                            --------      --------
       Net deferred tax asset .........     $     --      $     --
                                            ========      ========

      A valuation allowance is required against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The change in the valuation allowance is the result of changes in temporary differences and the current weight of such evidence. The change in the valuation allowance includes approximately $2,772 and $1,600 netted against discontinued operations in 2003 and 2002, respectively.

      The Company's net operating loss expires in periods ranging from the year 2010 through the year 2023. The Company has no present intention of remitting undistributed earnings of its foreign subsidiaries and, accordingly, no deferred tax liability has been established relative to these earnings.

10.         IMPAIRMENT AND PLANT CLOSING CHARGES

      In 2001, the Company announced its plan for a realignment of its insulated and bare wire production and initiated the closure of seven manufacturing facilities. In 2001, the Company also announced the consolidation of certain selling, general and administrative functions as well as a corporate reorganization. By the end of 2001, the Company completed the closure of six manufacturing facilities, with the remaining facility closed in the first quarter of 2003. The production capacity from the closed locations was primarily transferred and consolidated into the Company's existing manufacturing facilities in Indiana, Texas and New York locations, which were expanded, as necessary, to accommodate the production transfer. The remainder of the equipment from these facilities was relocated to the Durango, Mexico plant, which was purchased by the Company in the third quarter of 2001. The startup of the Mexican facility began in the third quarter of 2002. Any remaining equipment will be taken out of service.

      In June 2003, one of the Company's facilities located in Kendallville, Indiana was closed. A portion of the equipment from this facility is being relocated to the Durango, Mexico plant with the remainder being taken out of service.

      As a result of these actions, 368 employees have been terminated. The charges from plant closures, selling, general and administrative headcount reductions and the corporate reorganization that was charged to impairment and plant closing charges for the years ended December 31, 2003, 2002 and 2001 were $507, $0 and $7,387, respectively.

      A summary of activity related to plant closings is as follows:

                                                             CURRENT PERIOD ACTIVITY
                                                      -------------------------------------
                                      BALANCE AT                                                 BALANCE AT
                                     DECEMBER 31,                   INSULATED     BARE WIRE     DECEMBER 31,
                                         2002         CORPORATE      PRODUCTS     PRODUCTS          2003
                                     ------------     ---------     ---------     ---------     ------------
Balance, beginning of period ...     $      4,528     $     480     $     537     $     219     $      1,236
Charges to operations:
   Facility shut-down costs ....               --            --           101           200              301
   Personnel and severance
    costs ......................               --            --           206            --              206
                                     ------------     ---------     ---------     ---------     ------------
                                               --            --           307           200              507
                                     ------------     ---------     ---------     ---------     ------------
Cash payments:
   Facility shut-down costs ....           (1,373)          (42)         (395)         (415)            (852)
   Personnel and severance
    costs .......................          (1,919)         (172)         (408)           (4)            (584)
                                     ------------     ---------     ---------     ---------     ------------
                                           (3,292)         (214)         (803)         (419)          (1,436)
                                     ------------     ---------     ---------     ---------     ------------
Balance, end of period .........     $      1,236     $     266     $      41     $      --     $        307
                                     ============     =========     =========     =========     ============

      In connection with the plant consolidations in 2001 and 2003, the Company performed an analysis of the closed facilities and the machinery and equipment that was not moved and consolidated into existing facilities and began marketing efforts to sell the closed facilities in Alabama, Arkansas and Indiana. Based upon recent marketing efforts, the Company wrote down the net book value of these facilities to their expected fair value of $2,762, resulting in an impairment charge of $1,908 in the quarter ending December 31, 2003. The machinery and equipment together with the facility plant closed in 2003 were written down by $469 during the second quarter of 2003. Based on the results of these analyses, the Company recorded a non-cash impairment loss of $2,377, $0 and $5,468 for 2003, 2002 and 2001, respectively, which represented the difference between management's estimate of the fair market value of the remaining facilities and equipment and the carrying value of those assets.

      In addition to the accruals for plant closings, the Company incurred additional unusual costs incremental to its on-going operations of $5,758 related to plant consolidations that was included in cost of goods sold for year ended December 31, 2001. These costs include inefficiencies incurred during the transition of production capacity and other incremental costs related to the transferred production lines.

11.         RETIREMENT BENEFITS AND STOCK OPTION PLANS

      The Company sponsors a defined contribution retirement plan, which provides retirement benefits for eligible employees. Company contribution expense related to the retirement plan for the years ended December 31, 2003, 2002 and 2001 amounted to $1,528, 1,346 and $1,449, respectively.

      Holding's Qualified and Non-Qualified Stock Option Plan (the "Option Plan") provides for the granting of up to 4,795,322 shares of common stock to officers and key employees of Holding and the Company. Under the Option Plan, options granted approximate market value of the common stock at the date of grant. Such options vest ratably over a five-year period commencing on the first anniversary date after the date of grant, and vested options are exercisable at the discretion of the committee appointed to administer the Option Plan. Generally, an option may be exercised only if the holder is an officer or employee of Holding or the Company at the time of exercise. Options granted under the Option Plan are not transferable, except by will and the laws of descent and distribution.

      Holding and the Company also granted Performance Options (the "Performance Options") to certain key executives in 1996 and 1995. The Performance Options are exercisable only on the occurrence of certain events. The exercise price for the Performance Options is initially equal to $1.00 per share and, effective each anniversary of the grant date, the per share exercise price for the Performance Options is equal to the per share exercise price for the prior year multiplied by 1.09. The Performance Options terminate on the tenth anniversary date of the date of grant.

      The minimum value of each option grant is estimated on the date of grant with the following assumptions: (i) risk-free interest rate of 4.3% in 2002; and
(ii) expected life of 10 years. There were no options granted during the years ended December 31, 2003 and 2001.

      Changes in the status of the Option Plan are summarized below:

                    WEIGHTED AVERAGE
                     EXERCISE PRICE       OPTIONS        OPTIONS
                       PER SHARE          GRANTED        VESTED
                    ----------------     ----------     ---------
December 31, 2000   $           1.29      4,184,513     3,244,513
   Granted ......                 --             --            --
   Vested .......   $           1.33             --       264,000
   Forfeitures ..   $           1.67     (1,035,274)     (590,274)
                                         ----------     ---------
December 31, 2001   $           1.16      3,149,239     2,918,239
   Granted ......   $           1.00        525,000            --
   Vested .......   $           1.00             --       300,000
   Forfeitures ..   $           1.00       (341,885)     (447,885)
                                         ----------     ---------
December 31, 2002   $           1.00      3,332,354     2,770,354
   Granted ......                 --             --            --
   Vested .......   $           1.00             --       149,700
   Forfeitures ..   $           1.00        (75,000)           --
                                         ----------     ---------
December 31, 2003   $           1.00      3,257,354     2,920,054
                                         ==========     =========

    The weighted average grant-date fair value of options granted during 2002 was $0.64. There were no options granted during 2003 and 2001. Of the 3,257,354 options outstanding under the Option Plan at December 31, 2003, 2,905,000 have an exercise price at $1.00 per share, 170,000 at $1.40 per share, 17,354 at $1.63 per share, 125,000 at $1.81 per share and 40,000 at $2.24 per share and have remaining contractual lives of between 2 and 8 years. The weighted average exercise price of options vested at December 31, 2003 is $1.07 per share.

            Changes in the status of the Performance Options are summarized below:

                    WEIGHTED AVERAGE
                     EXERCISE PRICE       OPTIONS        OPTIONS
                       PER SHARE          GRANTED        VESTED
                    ----------------      ---------      -------
December 31, 2000   $           1.50      4,202,744           --
   Granted ......   $             --             --           --
                                          ---------      -------
December 31, 2001   $           1.64      4,202,744           --
   Granted ......   $             --             --           --
                                          ---------      -------
December 31, 2002   $           1.79      4,202,744           --
   Granted ......   $             --             --           --
                                          ---------      -------
December 31, 2003   $           1.94      4,202,744           --
                                          =========      =======

      Of the Performance Options outstanding at December 31, 2003, 2,966,178 and 1,236,566 have exercise prices of $1.99 and $1.83 respectively, and have weighted average remaining contractual lives of between 2 and 3 years.

      In addition to the options granted to officers and key employees through the Option Plan, the Company also granted options to purchase 300,000 shares of Holding Common Stock at $1.00 per share to directors of the Company. These options were issued and vested in 1995.

      Holding Class A common stock may be converted into shares of Holding common stock (i) at the option of any holder thereof at any time, (ii) at the option of Holding upon the occurrence of a Triggering Event (as defined), and
(iii) mandatorily at March 31, 2005. Each share of Holding's Class A common stock is convertible into a fraction of a share of Holding common stock based on a formula set forth in the Company's Certificate of Incorporation. During the years ended December 31, 2003, 2002 and 2001, the Company recorded non-cash compensation income of $0, $0 and $10,393, respectively, which reflects the difference between the cost of the Class A common stock and the value of the defined conversion feature at those dates.

12.         COMMITMENTS AND CONTINGENCIES

      The Company leases certain property, transportation vehicles and other equipment. Total rental expense under operating leases was $4,209, $4,246 and $5,012 for the years ended December 31, 2003, 2002 and 2001, respectively. Future minimum lease payments under capital and operating leases for the years ended December 31 are:

                                                 CAPITAL     OPERATING
                                                 -------     ---------
2004 .......................................     $   370     $   2,834
2005 .......................................         151         1,562
2006 .......................................         166         1,024
2007 .......................................         207           380
2008 .......................................         226           280
Thereafter .................................         782            --
                                                 -------     ---------
   Total minimum lease payments ............       1,902     $   6,080
                                                             =========
   Less amount representing interest .......        (173)
                                                 -------
   Present value of net minimum lease
payments ...................................     $ 1,729
                                                 =======

      The Company has a postretirement benefit plan that provides certain medical and life insurance for certain retirees and eligible dependents of an acquired company. Current employees are not eligible to participate in the plan. Effective June 30, 2003, the plan was changed with respect to the former employees' contributions for medical benefits. Under the change, and among other things, the former employees' contributions are based upon an actuarially-determined rate which make the funding by the former employees sufficient to pay projected claims resulting in no cost to the Company. The effect of this negative plan amendment is recognized by reducing prior service cost ratably over the estimated remaining life of the participants. The life insurance benefits were not changed. The 2002 projected benefit obligation also reflects a plan change for an increase in the participants' contribution rates in that period. The Company funds the plan as claims or insurance premiums are incurred. The plan can be amended or terminated at any time by the Company. Net postretirement benefit (income) expense included the following components:

                                        YEAR ENDED DECEMBER 31,
                                       -------------------------
                                       2003       2002      2001
                                       ----       ----      ----
Interest cost ....................     $ 234     $ 624     $ 667
Amortization of prior service cost      (360)       --        --
Amortization of unrecognized
   net (gain) / loss .............        17        74       100
                                       -----     -----     -----
Net periodic postretirement
   benefit (income) expense ......     $(109)    $ 698     $ 767
                                       =====     =====     =====

      The change in the projected postretirement benefit obligation was as follows:

                                             DECEMBER 31,
                                             ------------
                                          2003         2002
                                          ----         ----
Beginning benefit obligation balance     $ 6,938      $ 9,208
Interest cost ......................         234          624
Plan participants contributions ....         160          266
Actuarial (gains)/losses ...........         460       (1,379)
Benefits paid ......................        (348)        (707)
Plan amendments ....................      (7,290)      (1,074)
                                         -------      -------
Ending benefit obligation balance ..     $   154      $ 6,938
                                         =======      =======

      The funded status and amounts recognized in the consolidated balance sheets are as follows:

                                             DECEMBER 31,
                                             ------------
                                          2003         2002
                                          ----         ----
Funded status ......................     $  (154)     $(6,938)
Actuarial adjustments ..............      (7,474)        (988)
                                         -------      -------
Accrued benefit cost ...............     $(7,628)     $(7,926)
                                         =======      =======

      The discount rate used in determining the accumulated postretirement benefit obligation was 6.00% for the year ended December 31, 2003, 6.75% for the year ended December 31, 2002 and 7.25% for the year ended December 31, 2001. The assumed health-care cost trend rate used in measuring the accumulated postretirement benefit obligation was 12%, decreasing gradually to 5% in year 2008 and thereafter.

      The Company is subject to legal proceedings and claims that arise in the normal course of business. In the opinion of management, the ultimate liabilities with respect to these actions will not have a material adverse effect on the Company's financial condition, results of operations or cash flows. See Note 14 to the Company's consolidated financial statements included herein.

13.         GEOGRAPHIC INFORMATION

      The Company conducts its operations through United States and foreign locations.

      The following is sales and long-lived asset information by domestic and foreign locations as of and for the years ended December 31:

                                 SALES                     LONG-LIVED ASSETS
                  ----------------------------------     ---------------------
                    2003         2002         2001         2003         2002
                  --------     --------     --------     --------     --------
United States     $305,634     $340,572     $367,211     $191,688     $195,290
Foreign .....       83,700       62,147       57,919       33,015       35,060
                  --------     --------     --------     --------     --------
                  $389,334     $402,719     $425,130     $224,703     $230,350
                  ========     ========     ========     ========     ========

      Foreign sales are based on the country in which the legal subsidiary is domiciled.

14.         LITIGATION

            In February 2002, the Company initiated an action in the Circuit Court of Cook County, Chancery Division (Case No. 02CH2470) located in Chicago, Illinois, titled International Wire Group, Inc. v. National Union Fire Insurance Company of Pittsburgh, Pennsylvania, AIG Technical Services, Inc., Aon Corporation and Aon Risk Services of Missouri, Ltd. (The "AIG Litigation"). The Company alleges in the complaint in such action, among other things, that National Union is obligated to defend and indemnify and otherwise provide insurance coverage to the Company and the various original equipment manufacturers for certain claims and damages related to certain water inlet hoses supplied by and through the Company pursuant to two (2) $25,000 excess insurance policies issued to the Company by National Union. In July

2003, a ruling was rendered in this matter. The trial court ruled in favor of the Company and ruled that National Union/AIG is obligated to defend and indemnify and otherwise provide insurance coverage to the Company and various original equipment manufacturers for certain claims and damages related to certain water inlet hoses supplied by and through the Company pursuant to the two (2) $25,000 excess insurance policies issued to the Company by National Union. National Union/AIG filed for an appeal of the decision.

      In December 2003, the Company and Holding reached an agreement with National Union, AIG Technical Services, Aon Corporation and Aon Risk Services of Missouri to settle the pending matters in the AIG Litigation. Under the settlement agreement, National Union agreed to provide full defense and indemnity to the Company and certain original equipment manufacturers for all claims for damages that have occurred between April 1, 2000 and March 31, 2002 related to certain water inlet hoses supplied by and through the Company pursuant to the two (2) $25,000 excess insurance policies issued to the Company by National Union. All other aspects of the settlement are subject to the confidentiality provisions of the settlement agreement. As a result of the terms of such settlement, the Company recorded a $2,429 charge in the quarter ended December 31, 2003 related to the write-off of a receivable previously recorded in connection with the AIG Litigation.

      In connection with the Wire Harness Sale, the Company agreed to indemnify Viasystems for certain claims and litigation including any claims related to a specific product liability issue. The Company has reached global settlements with various claimants related to such product liability issue. As a result of these settlements and an analysis of the Company's current liability related to these claims, the Company recorded net charges of $6,929, $4,000 and $2,850 in 2003, 2002 and 2001, respectively, to discontinued operations. The Company had a reserve of $5,994 and $4,945 for the years ended December 31, 2003 and 2002, respectively, related to the net payments due the claimants in the settlement and the costs to resolve the remaining claims.

      The Company is a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to the operations of the Company. The Company does not believe that such proceedings and actions would materially affect the Company.

15. GUARANTOR SUBSIDIARIES

      The Senior Subordinated Notes are fully and unconditionally (as well as jointly and severally) guaranteed on an unsecured, senior subordinated basis by each subsidiary of the Company other than the Non-Guarantor Subsidiaries. Each of the Guarantor Subsidiaries and Non-Guarantor Subsidiaries is wholly owned by the Company.

      The following condensed, consolidating financial statements of the Company include the accounts of the Company, the combined accounts of the Guarantor Subsidiaries and the combined accounts of the Non-Guarantor Subsidiaries. Given the size of the Non-Guarantor Subsidiaries relative to the Company on a consolidated basis, separate financial statements of the respective Guarantor Subsidiaries are not presented because management has determined that such information is not material in assessing the Guarantor Subsidiaries.

                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2003

                                                                                           TOTAL
                                                                            TOTAL          NON -
                                                            COMPANY       GUARANTOR      GUARANTOR    ELIMINATIONS   CONSOLIDATED
                                                          -----------    -----------    -----------   ------------   ------------
                                                             ASSETS

Cash ..................................................   $        --    $    23,268    $     2,713   $         --   $     25,981
Accounts receivable ...................................            --         47,175         18,955             --         66,130
Inventories ...........................................            --         46,641         12,894             --         59,535
Restricted cash .......................................            --          6,632             --             --          6,632
Other current assets ..................................            --          7,984          1,370             --          9,354
                                                          -----------    -----------    -----------   ------------   ------------
          Total current assets ........................            --        131,700         35,932             --        167,632
Property, plant and equipment, net ....................            --         86,342         31,346             --        117,688
Investment in subsidiaries ............................       307,183             --             --       (307,183)            --
Intangible and other assets ...........................        13,334         92,012          1,669             --        107,015
                                                          -----------    -----------    -----------   ------------   ------------
          Total assets ................................   $   320,517    $   310,054    $    68,947   $   (307,183)  $    392,335
                                                          ===========    ===========    ===========   ============   ============

                                         LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities ...................................   $   410,285    $    46,285    $     9,711   $         --   $    466,281
Long term obligations, less current
 maturities ...........................................            --          1,393             --             --          1,393
Other long-term liabilities ...........................            --         12,254          1,035             --         13,289
Intercompany (receivable) payable .....................       (65,570)        31,247         34,323             --             --
                                                          -----------    -----------    -----------   ------------   ------------
          Total liabilities ...........................       344,715         91,179         45,069             --        480,963
Stockholder's equity (deficit):
  Common stock ........................................             0              0              0              0              0
  Contributed capital .................................       243,331        297,105         11,888       (308,993)       243,331
  Carryover of predecessor basis ......................            --        (67,762)            --             --        (67,762)
  Retained earnings (accumulated deficit) .............      (267,529)       (10,467)         8,657          1,810       (267,529)
  Other comprehensive loss ............................            --             --          3,332             --          3,332
                                                          -----------    -----------    -----------   ------------   ------------
          Total stockholder's equity (deficit) ........       (24,198)       218,876         23,877       (307,183)       (88,628)
                                                          -----------    -----------    -----------   ------------   ------------
          Total liabilities and
            stockholder's equity
            (deficit) .................................   $   320,517    $   310,054    $    68,947   $   (307,183)  $    392,335
                                                          ===========    ===========    ===========   ============   ============

                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003

                                                                                         TOTAL
                                                                           TOTAL         NON -
                                                            COMPANY      GUARANTOR     GUARANTOR   ELIMINATIONS   CONSOLIDATED
                                                          -----------   -----------   -----------  ------------   ------------
Net sales .............................................   $        --   $   305,634   $    83,700  $         --   $    389,334
Operating expenses:
  Cost of goods sold ..................................            --       249,553         8,438            --        317,991
  Selling, general and administrative
     expenses .........................................            --        24,556         5,160            --         29,716
  Depreciation and amortization .......................           677        20,172         4,289            --         25,138
  Goodwill impairment .................................            --            --         2,973            --          2,973
  Reorganization expense ..............................         2,172            --            --            --          2,172
  Severance expense ...................................         1,048            --            --            --          1,048
  Impairment and plant closing charges ................            --         2,884            --            --          2,884
  Gain on sale of fixed assets ........................            --            (8)           --            --             (8)
                                                          -----------   -----------   -----------  ------------   ------------
Operating income (loss) ...............................        (3,897)        8,477         2,840            --          7,420
Other income (expense):
  Interest expense ....................................        (5,264)      (35,370)       (1,379)           --        (42,013)
  Amortization of deferred financing
     costs ............................................        (4,873)           --            --            --         (4,873)
  Other ...............................................            --            (3)          (49)           --            (52)
  Equity in net income (loss) of
     subsidiaries .....................................       (32,704)           --            --        32,704             --
                                                          -----------   -----------   -----------  ------------   ------------
Income (loss) from continuing operations
  before income tax provision (benefit) ...............       (46,738)      (26,896)        1,412        32,704        (39,518)
Income tax provision (benefit) ........................            --           335           (44)           --            291
                                                          -----------   -----------   -----------  ------------   ------------
Income (loss) from continuing operations
  before extraordinary items ..........................       (46,738)      (27,231)        1,456        32,704        (39,809)
Income (loss) from discontinued
   operations .........................................            --        (6,929)           --            --         (6,929)
                                                          -----------   -----------   -----------  ------------   ------------
Net income (loss) .....................................   $   (46,738)  $   (34,160)  $     1,456  $     32,704   $    (46,738)
                                                          ===========   ===========   ===========  ============   ============

                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2003

                                                                                           TOTAL
                                                                            TOTAL          NON -
                                                            COMPANY       GUARANTOR      GUARANTOR     ELIMINATIONS   CONSOLIDATED
                                                          -----------    -----------    -----------    ------------   ------------
Net cash from operating activities ....................   $   (59,169)   $    48,682    $     3,576    $         --   $     (6,911)
                                                          -----------    -----------    -----------    ------------   ------------
Cash flows used in investing
  activities:
  Capital expenditures ................................            --        (10,586)        (3,384)             --        (13,970)
  Proceeds ............................................            --              8             --              --              8
                                                          -----------    -----------    -----------    ------------   ------------
Net cash used in investing
  activities ..........................................            --        (10,578)        (3,384)             --        (13,962)
                                                          -----------    -----------    -----------    ------------   ------------
Cash flows provided by (used in)
  financing activities:
  Borrowing of long-term obligations ..................        78,770             --             --              --         78,770
  Repayment of borrowings .............................        (6,995)        (9,186)            --              --        (16,181)
  Restricted cash .....................................        (8,598)        (6,496)            --              --        (15,094)
  Financing fees ......................................        (4,008)            --             --              --         (4,008)
                                                          -----------    -----------    -----------    ------------   ------------
Net cash from (used in) financing
  activities ..........................................        59,169        (15,682)            --              --         43,487
                                                          -----------    -----------    -----------    ------------   ------------
Effect of exchange rate changes on cash
  and cash equivalents ................................            --             --            821              --            821
                                                          -----------    -----------    -----------    ------------   ------------
Net change in cash ....................................   $        --    $    22,422    $    (1,013)   $         --   $     23,435
                                                          ===========    ===========    ===========    ============   ============

                          CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2002

                                                                                 TOTAL
                                                                    TOTAL         NON -
                                                      COMPANY     GUARANTOR    GUARANTOR  ELIMINATIONS  CONSOLIDATED
                                                      -------     ---------    ---------  ------------  ------------
                                                       ASSETS

Cash .............................................   $      --    $     846    $   1,700    $      --    $   2,546
Accounts receivable ..............................          --       41,034       17,656           --       58,690
Inventories ......................................          --       50,288       10,756           --       61,044
Other current assets .............................          --        9,635        1,245           --       10,880
                                                     ---------    ---------    ---------    ---------    ---------
          Total current assets ...................          --      101,803       31,357           --      133,160
Property, plant and equipment, net ...............          --       95,836       30,650           --      126,486
Investment in subsidiaries .......................     339,887           --           --     (339,887)          --
Intangible and other assets ......................       6,373       93,037        4,454           --      103,864
                                                     ---------    ---------    ---------    ---------    ---------
          Total assets ...........................   $ 346,260    $ 290,676    $  66,461    $(339,887)   $ 363,510
                                                     =========    =========    =========    =========    =========

                                  LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities ..............................   $  11,947    $  46,851    $   8,063    $      --   $   66,861
Long term obligations, less current
 maturities ......................................     308,157       17,231           --           --      325,388
Other long-term liabilities ......................          --       22,767          847           --       23,614
Intercompany (receivable) payable ................      10,616      (49,209)      38,593           --           --
                                                     ---------    ---------    ---------    ---------    ---------
          Total liabilities ......................     330,720       37,640       47,503           --      415,863
Stockholder's equity (deficit):
  Common stock ...................................           0            0            0            0            0
  Contributed capital ............................     236,331      297,105       11,888     (308,993)     236,331
  Carryover of predecessor basis .................          --      (67,762)          --           --      (67,762)
  Retained earnings (accumulated
     deficit) ....................................    (220,791)      23,693        7,201      (30,894)    (220,791)
  Other comprehensive loss .......................          --           --         (131)          --         (131)
                                                     ---------    ---------    ---------    ---------    ---------
          Total stockholder's equity
            (deficit) ............................      15,540      253,036       18,958     (339,887)     (52,353)
                                                     ---------    ---------    ---------    ---------    ---------
          Total liabilities and
            stockholder's equity
            (deficit) ............................   $ 346,260    $ 290,676    $  66,461    $(339,887)   $ 363,510
                                                     =========    =========    =========    =========    =========

                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                                          TOTAL
                                                                          TOTAL            NON-
                                                         COMPANY        GUARANTOR       GUARANTOR      ELIMINATIONS  CONSOLIDATED
                                                         -------        ---------       ---------      ------------  ------------
Net sales ........................................      $      --       $ 340,572       $  62,147       $      --      $ 402,719
Operating expenses:
  Cost of goods sold .............................             --         272,694          47,785              --        320,479
  Selling, general and administrative
     expenses ....................................             --          27,926           4,174              --         32,100
  Depreciation and amortization ..................            576          23,283           3,786              --         27,645
  Goodwill impairment ............................             --          28,208          (3,853)             --         24,355
  Gain on sale of fixed assets ...................             --             (64)             --              --            (64)
                                                        ---------       ---------       ---------       ---------      ---------
Operating income (loss) ..........................           (576)        (11,475)         10,255              --         (1,796)
Other income (expense):
  Interest expense ...............................            381         (35,500)         (1,401)             --        (36,520)
  Amortization of deferred financing
     costs .......................................         (2,123)             --              --              --         (2,123)
  Other ..........................................             --            (241)           (154)             --           (395)
  Equity in net income (loss) of
     subsidiaries ................................       (130,980)             --              --         130,980             --
                                                        ---------       ---------       ---------       ---------      ---------
Income (loss) from continuing operations
   before income tax provision (benefit) .........       (133,298)        (47,216)          8,700         130,980        (40,834)
Income tax provision (benefit) ...................             --          33,895              65              --         33,960
                                                        ---------       ---------       ---------       ---------      ---------
Income (loss) from continuing operations
   before extraordinary items ....................       (133,298)        (81,111)          8,635         130,980        (74,794)
Income (loss) from discontinued
   operations ....................................             --          (4,000)             --              --         (4,000)
                                                        ---------       ---------       ---------       ---------      ---------
Income (loss) before change in accounting
   principle .....................................       (133,298)        (85,111)          8,635         130,980        (78,794)
Cumulative effect of change in
   accounting for goodwill .......................             --         (49,794)         (4,710)             --        (54,504)
                                                        ---------       ---------       ---------       ---------      ---------
Net income (loss) ................................      $(133,298)      $(134,905)      $   3,925       $ 130,980      $(133,298)
                                                        =========       =========       =========       =========      =========

                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                                   TOTAL
                                                                   TOTAL           NON-
                                                   COMPANY       GUARANTOR       GUARANTOR   ELIMINATIONS   CONSOLIDATED
                                                   --------      ---------       ---------   ------------   ------------
Net cash from operating activities ..........      $ (6,995)      $ (4,236)      $ 11,106       $     --      $   (125)
                                                   --------       --------       --------       --------      --------
Cash flows used in investing
  activities:
  Capital expenditures ......................            --            927        (12,432)            --       (11,505)
  Proceeds ..................................            --            333             --             --           333
                                                   --------       --------       --------       --------      --------
Net cash used in investing
  activities ................................            --          1,260        (12,432)            --       (11,172)
                                                   --------       --------       --------       --------      --------
Cash flows provided by (used in)
  financing activities:
Borrowings of long-term obligations .........         6,995                            --             --         6,995
  Repayment of long-term obligations ........            --         (1,484)            --             --        (1,484)
  Financing fees and other ..................            --             --             --             --            --
                                                   --------       --------       --------       --------      --------
Net cash from (used in) financing
  activities ................................         6,995         (1,484)            --             --         5,511
                                                   --------       --------       --------       --------      --------
Effect of exchange rate changes on cash
  and cash equivalents ......................            --             --            315             --           315
                                                   --------       --------       --------       --------      --------
Net change in cash ..........................      $     --       $ (4,460)      $ (1,011)      $     --      $ (5,471)
                                                   ========       ========       ========       ========      ========

                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                             TOTAL
                                                                               TOTAL         NON-
                                                              COMPANY        GUARANTOR     GUARANTOR     ELIMINATIONS  CONSOLIDATED
                                                              --------       ---------     ---------     ------------  ------------
Net sales .............................................      $      --       $ 367,211     $  57,919       $      --    $ 425,130
Operating expenses:
  Cost of goods sold ..................................             --         305,572        43,723              --      349,295
  Selling, general and administrative
     expenses, including non-cash
     compensation income of $(10,393) .................             --          19,259         4,238              --       23,497
  Depreciation and amortization .......................            576          31,834         4,065              --       36,475
  Gain (loss) on sale of property, plant and
     equipment ........................................             --             936        (1,280)             --         (344)
  Impairment and plant closing charges ................             --          12,855            --              --       12,855
                                                             ---------       ---------     ---------       ---------    ---------
Operating income (loss) ...............................           (576)         (3,245)        7,173              --        3,352
Other income (expense):
  Interest expense ....................................          1,757         (35,714)       (1,280)             --      (35,237)
  Amortization of deferred financing
     costs ............................................         (1,346)             --            --              --       (1,346)
  Other ...............................................             --              --          (318)             --         (318)
  Equity in net income (loss) of
     subsidiaries .....................................        (17,339)             --            --          17,339           --
                                                             ---------       ---------     ---------       ---------    ---------
Income (loss) from continuing operations
  before income tax provision (benefit) ...............        (17,504)        (38,959)        5,575          17,339      (33,549)
Income tax provision (benefit) ........................             --         (19,337)          442              --      (18,895)
                                                             ---------       ---------     ---------       ---------    ---------
Income (loss) from continuing operations
  before extraordinary item ...........................        (17,504)        (19,622)        5,133          17,339      (14,654)
Income (loss) from discontinued operations,
   net of income tax benefit of  $1,261 ...............             --          (2,850)           --              --       (2,850)
                                                             ---------       ---------     ---------       ---------    ---------
Net income (loss) .....................................      $ (17,504)      $ (22,472)    $   5,133       $  17,339    $ (17,504)
                                                             =========       =========     =========       =========    =========

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                   TOTAL
                                                                    TOTAL          NON-
                                                    COMPANY       GUARANTOR      GUARANTOR    ELIMINATIONS   CONSOLIDATED
                                                   --------       ---------      ---------    ------------   ------------
Net cash from operating activities ..........      $    111       $ (2,614)      $  6,433       $      --      $  3,930
                                                   --------       --------       --------       ---------      --------
Cash flows used in investing
  activities:
  Capital expenditures ......................            --        (18,007)        (7,961)             --       (25,968)
  Proceeds ..................................            --          2,533             --              --         2,533
                                                   --------       --------       --------       ---------      --------
Net cash used in investing
  activities ................................            --        (15,474)        (7,961)             --       (23,435)
                                                   --------       --------       --------       ---------      --------
Cash flows provided by (used in)
  financing activities:
  Repayment of long-term obligations ........        (2,644)           614             --              --        (2,030)
  Financing fees and other ..................            --         (2,459)            --              --        (2,459)
                                                   --------       --------       --------       ---------      --------
Net cash from (used in) financing
  activities ................................        (2,644)        (1,845)            --              --        (4,489)
                                                   --------       --------       --------       ---------      --------
Effect of exchange rate changes on cash
  and cash equivalents ......................            --             --           (233)             --          (233)
                                                   --------       --------       --------       ---------      --------
Net change in cash ..........................      $ (2,533)      $(19,933)      $ (1,761)      $      --      $(24,227)
                                                   ========       ========       ========       =========      ========